EXHIBIT 99.1




                                  PRESS RELEASE

SUTTER ANNOUNCES CLOSING OF PROGRESSIVE LENDING ACQUISITION

SAN FRANCISCO, December 12, 2003/PRNewswire/ - Sutter Holding Company, Inc. (OTCBB: SRHI) today announced it closed on the previously announced acquisition of Progressive Lending, LLC, a mortgage bank with offices in Washington and Arizona. Progressive is licensed to do business in six other states, including California, Oregon, Idaho, Colorado, Illinois, and Montana.

The purchase price was $1.5 million, consisting of $500,000 cash, a promissory note for $500,000, and 49,500 shares of common stock. The purchase price is subject to reduction if Progressive does not earn at least $500,000 in each of the two years following closing. Progressive's senior management has agreed to stay with the company and intends to grow its operations significantly.

William S. "Steve" Howard, president of Progressive Lending, commented "We believe this is the ideal time to partner with a company like Sutter in order to take advantage of the current turmoil in the mortgage origination industry. Our expansion plans, combined with Sutter's acquisition strategy, will allow us to gain market share from weaker competitors both organically and through acquisition. We are very excited about the future."

About Sutter Holding Company: Sutter is a financial services holding company whose operations consist of Easton Mortgage Corporation and Progressive Lending. Sutter intends to continue to seek profitable acquisition candidates, particularly in the financial services sector.

This press release contains certain current and forward-looking statements and information relating to Sutter Holding Company, Inc. and its investments, ("we", "us" or the "Company") that are based on the beliefs of its management as well as assumptions made by and information currently available to its management. When used in this release, the words "anticipate," "believe", estimate", expect", "intend", "plan" "future" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. These statements reflecting management's current view about our proposed business operations are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, or should information currently believed to be true prove to be untrue, actual results may vary materially from those described in this press release as anticipated, estimated or expected. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the continued ability of the Company to generate or obtain sufficient working capital to continue its operations, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.